Exhibit 99.2

FOR IMMEDIATE RELEASE

Celsius Announces Inaugural Environmental, Social and Governance (ESG) Report

BOCA RATON, FL, August 20, 2021/PRNewswire/ -- Celsius Holdings, Inc., (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today released its inaugural Environmental, Social and Governance (ESG) Report, highlighting its initiatives and best practices to drive a sustainable, equitable and prosperous impact for our various stakeholders.

“As part of our Board of Directors corporate-wide best practices initiatives, which includes the appointment of E&Y as our corporate auditor, restructuring our BOD and personnel, and the recent addition of Marcus Sandifer as corporate secretary, we are proud to share our inaugural ESG report highlighting the progress and key focus areas in our ESG initiatives, through the focus and investments we have undertaken to reduce our environmental footprint, advance diversity and inclusion and innovate across our business to drive an increasingly sustainable business model for the future,” said John Fieldly, president and chief executive officer of Celsius Holdings.

CELH’s ESG Report outlines key focus areas consistent within the beverage industry and how the company is aligning its sustainability efforts with driving superior financial performance. The company has benchmarked their disclosures against MSCI ESG Ratings framework, derived from “The United Nations Sustainable Development Goals (SDGs).

The ESG report is available at: https://celsiusholdingsinc.com/esg_report_082021

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), is a global company with a proprietary, clinically proven formula for its master brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has five beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The five lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® BCAA +Energy, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia. CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, Walmart, GNC, Vitamin Shoppe, 7-Eleven, Dick’s Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, please visit: http://www.celsiusholdingsinc.com

Investor Relations:
Cameron Donahue
(651) 707-3532
cdonahue@celsius.com